Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

APPLIED DIGITAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c)	20,000,000(3)	$4.44	$88,800,000	0.00014760	$13,106.88

Total Offering Amounts					$88,800,000		$13,106.88
Total Fee Offsets							—
Net Fee Due							$13,106.88

(1)Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Global Select Market on May 29, 2024.
(2)Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(3)Consists of 20,000,000 shares of the registrant’s Common Stock issuable to the selling stockholder in accordance with the terms and conditions of a certain Prepaid Advance Agreement, dated May 24, 2024 between the registrant and the selling stockholder and the promissory note issued thereunder to the selling stockholder. The shares issuable upon the conversion of such promissory note are being registered for resale on this registration statement